Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2017 second quarter earnings call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.

Mike.

Mike:

Thanks, and again, welcome everyone. I’m going to turn the call right back to Kevin to jump in to a review of our second quarter and year-to-date 2017 performance.

Kevin.

Kevin:

Thanks, Mike.

Total contract value at the end of the second quarter totaled $121.7 million, representing 7% growth over the same period last year. Healthcare system clients with agreements for multiple solutions represented 20% of our client base at the end of the second quarter 2017, up from 18% at the same time last year. Subscription-based revenue agreements at the end of the second quarter of 2017 represented 91% of the total recurring contract value.

Second quarter 2017 revenue was $28.4 million, an increase of 9% over the second quarter of 2016, with the increase being comprised entirely of organic growth from adding new clients and increasing contract value for existing clients.

Consolidated operating income for the second quarter 2017 was $8.5 million or 30% of revenue, compared to $7.0 million, or 27% of revenue for the same period last year.

Total operating expenses increased by 5% to $20.0 million for the second quarter 2017, compared to $19.1 million for the same period last year.

Direct expenses increased 11% to $11.9 million for the second quarter 2017, up from $10.7 million for the same period last year. Direct expenses as a percent of revenue increased to 42% for the second quarter in 2017 compared to 41% in 2016. Our variable direct expenses as a percent of revenue decreased compared to last year as incremental variable cost of product expenses from revenue growth in the quarter were offset by decreased expenses from changes in data collection methodologies. At the same time, our fixed direct expenses increased as we added additional resources for client services.

Selling, general and administrative expenses decreased to $6.9 million for the second quarter 2017, compared to $7.3 million for the same period last year. The decrease in SG&A expenses is primarily due to lower salary and benefit costs, including lower share-based compensation expense. SG&A expenses were 24% of revenue for the second quarter of 2017 compared to 28% of revenue for the same period in 2016.

Depreciation and amortization expenses stayed consistent at $1.1 million for both second quarters of 2017 and 2016.

The provision for income taxes totaled $2.7 million for the second quarter 2017, compared to $2.5 million for the same period last year. The effective tax rate was 32.1% for the second quarter 2017, compared to 35.2% for the same period in 2016. The decrease in our effective rate was mainly due to higher tax benefits in 2017 from the exercise of options and the tax benefit of dividends paid to non-vested shareholders.

Net income for the second quarter was $5.8 million in 2017, compared to $4.6 million in 2016. Our diluted earnings per share increased to $0.13 for Class A shares and $0.80 for Class B shares for the quarter ended June 30, 2017, up from $0.11 for Class A shares and $0.64 for Class B shares for the same quarter last year.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin, for your review of our performance.

This completes our prepared remarks so I will now ask _______________, to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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